UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                    Date of Report:
           (Date of earliest event reported)            September 25, 2003

                             Multimedia Games, Inc.
             (Exact name of registrant as specified in its charter)

                                     0-28318
                            (Commission File Number)


                           Texas                              74-2611034
               (State or other jurisdiction                 (IRS Employer
                     of incorporation)                   Identification No.)

         206 Wild Basin Rd., Bldg. B, Suite 400,               78746
                       Austin, Texas                          (Zip Code)
         (Address of principal executive offices)


                                 (512) 334-7500
              (Registrant's telephone number, including area code)



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Item 5.       Other Events.

Gordon Graves, the Chairman of the Board of Directors of the Multimedia Games, Inc. (the "Company"), has entered into a Rule 10b5-1 trading plan with Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), pursuant to which Merrill Lynch is to sell on behalf of Mr. Graves up to 500,000 shares of the Company's common stock held by Mr. Graves. Portions of the shares may be sold any time the stock achieves certain prearranged minimum prices, and may take place beginning on August 27, 2003 and ending on August 27, 2004, unless sooner terminated. Mr. Graves will have no control over the timing of any sales under the plan and there can be no assurance that the shares covered by the plan actually will be sold. Mr. Graves entered into the plan in order to diversify his financial holdings, although he will continue to have a significant ownership interest in the Company.

This trading plan is intended to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the Company's insider trading policy. Rule 10b5-1 allows corporate insiders to establish prearranged written plans to buy or sell a specified number of shares of a company stock over a set period of time. A plan must be entered into in good faith at a time when the insider is not in possession of material, nonpublic information. Subsequent receipt by the insider of material, nonpublic information will not prevent transactions under the plans from being executed.

The trading thresholds in the plan were established solely by Mr. Graves and do not reflect the views of Multimedia Games or its management regarding likely or possible trading levels during the term of the plan.

Item 7. Financial Statements and Exhibits.

(c) Exhibits.

    Exhibit No.               Description
    ----------                -----------
    99.1                      Rule 10b5-1 Sales Plan for Gordon Graves


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                MULTIMEDIA GAMES, INC.



Dated:  September 25, 2003                   By: /s/Craig S. Nouis
                                                 -------------------------------
                                                    Craig S. Nouis
                                                    Chief Financial Officer and
                                                    Principal Accounting Officer

                                  EXHIBIT INDEX


Exhibit No.                Description
----------                 -----------

99.1                       Rule 10b5-1 Sales Plan for Gordon Graves